FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Kelly Hennessy, Pure Communications
(617) 227-0552
EPIX Pharmaceuticals Expands Collaboration with Cystic Fibrosis
Foundation Therapeutics
New Agreement Increases Potential Payments from CFFT by up to $37.7 million
LEXINGTON, Mass. — April 7, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, today announced that it has expanded its collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), the nonprofit affiliate of the Cystic Fibrosis Foundation. The new agreement expands the existing collaboration between EPIX and CFFT and increases payments from CFFT by up to $37.7 million. As a result, the total potential value of the collaboration has increased to more than $50 million. The expanded agreement follows EPIX’s successful development of a validated, virtual 3-D molecule of the full length Cystic Fibrosis Transmembrane conductance Regulator (CFTR), announced in January 2008. CFTR is the key protein associated with cystic fibrosis.
Cystic fibrosis is a life-threatening genetic disease that affects about 30,000 people in the United States and 70,000 worldwide. It causes fatal lung infections and serious digestive complications. A mutation in the CFTR gene is one of the key factors that ultimately leads to the symptoms, complications and premature mortality in people with cystic fibrosis (CF).
EPIX scientists are now using the CFTR model to identify sites within the Delta F508 mutation of CFTR — the most common mutation in CF patients — which may be good targets for treatment. CFFT is working with EPIX to discover drug candidates that may work on those sites and possibly restore function to the mutated CFTR protein.
“We have made tremendous progress in our collaboration with CFFT and we believe this expanded collaboration underscores the scientific advances we have made over the past two years,” stated Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “By utilizing our proprietary in silico technology to model the CFTR ion channel, we were able to quickly discover novel CFTR modulators that are fueling our structure-based optimization approach. The results achieved to date through this collaboration provide an excellent platform and a promising path forward as we move our CFTR program into lead optimization and potentially into clinical development.”

“This is an expansion of a very important and productive alliance to develop new drugs to treat the core defect in cystic fibrosis,” said Robert J. Beall, Ph.D., president and chief executive officer of the Cystic Fibrosis Foundation. “EPIX has exceeded our expectations to date, and we look forward to their efforts to use unique structure-based technologies to identify molecules that may correct the faulty protein in CF — and potentially create new therapies for CF.”
About the Cystic Fibrosis Foundation
The Cystic Fibrosis Foundation, the leading organization focused on curing and controlling cystic fibrosis, has invested nearly $300 million in drug research with biotech companies since 1998 to develop therapies to fight CF. As a result, the Foundation has more than 30 potential therapies in its drug development pipeline. Virtually all of the approved cystic fibrosis therapies available today were made possible because of the support of the Foundation. Based in Bethesda, Md., the Foundation has 80 chapters and branch offices and supports and accredits a nationwide network of 115 CF care centers that provide treatment and vital resources to patients and families. For more information visit www.cff.org.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations regarding our drug discovery efforts, the future development of our in-silico methodologies and the benefits of our collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; our inability to achieve commercial success for our products and technologies; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; the risk that the FDA may interpret the results of our studies differently than we have; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.
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